UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 16, 2009

CONTINENTAL AIRLINES, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

1-10323	74-2099724
(Commission File Number)	(IRS Employer Identification No.)

1600 Smith Street, Dept. HQSEO, Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

(713) 324-2950
(Registrant's Telephone Number, Including Area Code)

______________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 16, 2009, Continental Airlines, Inc. (“Continental”) issued a press release announcing that Jeffery Smisek, 54, currently Continental’s president and chief operating officer and a member of Continental’s board of directors, will become Continental’s chairman and chief executive officer effective January 1, 2010.  Mr. Smisek will succeed Larry Kellner, Continental’s current chairman and chief executive officer, who has decided to leave Continental on December 31, 2009.

Mr. Smisek’s election as the successor chairman and chief executive officer of Continental was unanimously approved by Continental’s board of directors on July 16, 2009.  In his current role as president and chief operating officer, Mr. Smisek is responsible for airline operations, including flight operations, inflight, airports, catering, cargo, maintenance and technical operations, and also human resources and labor relations, global real estate, security and environmental affairs, corporate communications, federal affairs, and international, state and local affairs.  Over the course of his tenure at Continental, he has also overseen sales and marketing, technology and legal affairs.  Mr. Smisek joined Continental in March 1995 as senior vice president and general counsel, and has since held positions of increasing responsibility.  He was appointed to executive vice president in March 2003, president in December 2004 and president and chief operating officer in September 2008.  There are no arrangements or understandings between Mr. Smisek and any other person pursuant to which he was selected as an officer. Mr. Smisek does not have any family relationship with any director or other executive officer of Continental or any person nominated or chosen by Continental to become a director or executive officer, and there are no transactions in which Mr. Smisek has an interest requiring disclosure under Item 404(a) of Regulation S-K.

The press release announcing Mr. Smisek’s succession is filed herewith as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Continental Airlines, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTINENTAL AIRLINES, INC.

July 17, 2009	By /s/ Lori A. Gobillot
Lori A. Gobillot
Staff Vice President and Assistant General
Counsel

EXHIBIT INDEX

99.1	Press Release